Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 30, 2016, relating to the consolidated financial statements and financial statement schedule of Performance Food Group Company and subsidiaries appearing in the Annual Report on Form 10-K of Performance Food Group Company for the year ended July 2, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia

November 16, 2016